Exhibit 99.1

Unusual Machines Second Quarter 2026 Shareholder Letter

Conference call today at 8:00 a.m. ET

ORLANDO, FLORIDA / ACCESS Newswire / August 6, 2026 / **Unusual Machines (NYSE American: UMAC) (“Unusual Machines” or the “Company”), a leading provider of NDAA-compliant drone components, today announced it filed its Form 10-Q with the U.S. Securities and Exchange Commission for the second quarter ended June 30, 2026, and provided the following letter to its shareholders from CEO Allan Evans.

Dear Shareholders,

This shareholder letter follows the completion of our second quarter of 2026.

We continue to execute our growth plan, and it was reflected in the quarter’s results.

In the second quarter, we generated $16.7 million in revenue, reflecting 687% year-over-year growth compared to the second quarter of 2025 and 106% quarter-over-quarter growth compared to the first quarter of 2026.

The financial details reveal a continued growth story in a very high-demand market. Our revenue growth was driven by the continued increase in headcount and capacity. In Q1 2026, we grew from 81 to 141 employees. This contributed to the rapid revenue growth in Q2. This capacity growth continues, with our total headcount growing to 240 employees at the end of the second quarter. While this type of growth can have a negative impact on gross margins, we have stabilized, and our gross margin increased to 34.7% for the quarter. As a note, we do not expect Q3 revenue to follow this historical quarterly pattern, as our additional labor and capacity are engaged in foundational work to enable us to dramatically expand in Q4 and into 2027.

Growth results in increased operating costs. Our total operating expenses for the quarter were approximately $13.6 million, resulting in a GAAP loss from operations of approximately $7.8 million. This was dominated by non-cash stock compensation expense of approximately $5.7 million. Our adjusted EBITDA loss for the quarter was only about $0.4 million, as we are starting to scale past the point of more significant losses. See the discussion of Non-GAAP Financial Measure and Table 2 below. The change in this cost is very encouraging as our top-line growth and sustained margins are becoming more meaningful. Our costs are increasing, but at a slower rate than our revenue, and we are on track to be cash flow positive. While our continued growth has moved our breakeven point to a higher revenue number, it now seems within striking distance, and I believe we can reach it by the end of the first quarter of 2027. We are still constantly evaluating what the “right-size” is for Unusual Machines. In our view, we are still much too small, and continued legislation such as the FCC ban on light-show drones and other robots continues to expand the market opportunity.

To facilitate growth, we continue to find opportunities to manage equity and capital. In the second quarter, we raised $60 million at $30 per share in block transactions through our at-the-market (ATM) facility. This is a continuation of our staircase financing strategy. We have furthered our integration of Upgrade Energy and expect to close that transaction by the end of the third quarter.

Our capital position allows us to continue to grow as necessary and leaves us open to exploring strategic opportunities as they arise.

We want to take this opportunity to provide additional context around our financial results and the scaling of Unusual Machines as we continue to execute during this growth phase.

1

Operations Update

Our workforce expansion continues. Headcount grew from 141 employees at the end of the first quarter of 2026 to 240 at the end of the second quarter. As of today, the Company has grown to more than 255 employees, and we are continuing to expand and scale production.

Demand is not driven by a single product. We are adding shifts and increasing capacity across all of our facilities. Our largest customer in the second quarter of 2026 represented approximately 42% of our total Q2 revenue, and our single best-selling product accounted for approximately 13% of our revenue. This mix is a sign of the robust growth we are seeing across our entire business as we scale.

Growth is evident in our second-quarter financial results. We increased raw materials and prepaid inventory from $25.8 million as of March 31, 2026, to $42.4 million as of June 30, 2026. The conversion of this inventory resulted in rapid sales, with our finished inventory value changing from $1.6 million as of March 31, 2026, to $4.4 million as of June 30, 2026. We are investing to expand our motor line with high levels of automation, as reflected in the $3.3 million in Capex.

Demand continues to increase as the market grows. Several public indicators and contracts highlight demand growth across the sector. In the second quarter, the Drone Dominance program, a $1.1 billion Department of War (DoW) program, announced Phase 2 finalists will be selected by the end of this month. Over half of the participants are Unusual Machines customers. The Purpose-Built Attritable System (PBAS) program has resulted in a $500 million follow-on contract for Neros. There has been a dramatic increase in demand for counter-drones (cUAS), which use the same parts we make for small drones, as exemplified through purchase orders secured by Powerus, Perennial Autonomy, and AeroVironment. The Office of Strategic Capital issued an $820 million loan vehicle for PDW. Additionally, the FCC recently announced a ban on light-show and other swarming drones (effective immediately), as well as a variety of other robotic systems. The U.S. Government is now actively using policy tools to create a highly favorable marketplace, while the Department of War is starting to deploy larger contracts to accelerate the entire domestic drone ecosystem.

We plan to spend the third quarter building out the systems we need to sustain and supply this relentless demand and meet the needs of our customers for domestic drone components.

Cash Flow Management

Cash management is one of the core elements our management team prioritizes. I want to highlight how we continue to balance operational growth costs with our cash-management strategy.

We ended the quarter with approximately $229.6 million in cash. The increase in cash was bolstered by an equity financing of $60 million at $30 per share using our open ATM facility. Our cash position has allowed us to aggressively scale the Company while maintaining financial flexibility and the ability to invest in customers and partners to further accelerate the domestic drone ecosystem.

Cash can be allocated to many different balance sheet categories at any given time. It can be used to purchase inventory, fund capital equipment, and other operating needs. The purpose of these balance sheet activities is to use cash to generate a positive return. The best way to measure cash flow for our business is to aggregate these categories and subtract payables to quickly understand the financial health of our entire business. This is working capital, and it is summarized in Table 3. At the end of Q2 2026, our working capital was approximately $367.5 million.

In the quarter, we recognized a GAAP net loss of approximately $7.8 million. This GAAP loss was primarily driven by non-cash stock-based compensation expense of $5.7 million and an unrealized loss on our investments of approximately $3.9 million. After accounting for non-cash related items and non-recurring expenses, our adjusted EBITDA loss was approximately $0.4 million for the quarter. See Table 2 for additional details related to our operating and non-GAAP financial measure.

We are growing at an incredible pace while maintaining our cash balance. This allows us to plan and build the Company without being susceptible to market dynamics associated with recurring cash losses, and it leaves us with the flexibility to be opportunistic when needed.

2

Looking Ahead

Our priorities moving forward remain clear.

Scale Manufacturing

We are scaling as quickly as possible. We continue to add people, shifts, and equipment to all our production facilities. With the pending acquisition of Upgrade Energy, we anticipate adding battery pack manufacturing capacity in both Orlando and California as the acquisition nears closing. We are on track to add camera manufacturing in late 2026. We plan to dramatically increase our motor production capacity in the fourth quarter. The equipment is already in the country, and the work is on schedule. We are exploring adding more space and capabilities as we develop a better understanding of our customers’ needs.

Grow Revenue and Manage Margins

As we scale manufacturing, we will have a quarter when we won’t emphasize revenue growth to quickly adjust and scale our supply chains, production equipment, and quality processes. We have to do this now because major demand from the drone dominance program will start to hit in September. This demand is urgent and will require us to scale rapidly in the fourth quarter and continue that growth into 2027. Every demand indicator is growing, and we appear to still be in the early stages of the market. However, the urgency is high, and we must put the foundational work in place now so we do not break under the pressure of scaling.

These new products, processes, and production facilities will continue to introduce inefficiencies that will reduce gross margins in the short term. I expect production margins to decline from the 34.7% reported in Q2 as we incur introduction costs in Q3, then rebound in Q4 as revenue ramps up quickly again. We will work to achieve our 40% margin target, which may not happen until late 2026 or early 2027.

Drive Toward Positive Cash Flow from Operations

Our long-term goal is to build a profitable and sustainable business. While we were cash-flow positive in the first half of 2026 including interest income and realized gains from short-term investments, we still incurred an operating loss. Our next financial goal is to achieve positive cash flow, as adjusted and related to our normal operations. We are still targeting to achieve this by the end of 2026 as revenues increase and margins recover from the anticipated pressure created by the introduction of new operating centers and processes.

Closing Thoughts

The second quarter of 2026 has been incredible. Unusual Machines is firmly into our next phase of growth, and we are doing it without burning cash. The demand signals are overwhelming, and we are aggressively pursuing the emerging market opportunity created by the DoW and the FCC regulatory actions, emphasizing the need for a robust domestic supply chain.

We continue to expand our team, strengthen our balance sheet, and build the operational capacity needed to support increasing demand for NDAA-compliant drone components. We also continue to add product categories, such as headsets and batteries, and expect to continue expanding operations to meet demand. The need for growth and the pace at which it is occurring have been so intense that we are proactively using the third quarter to update and improve all of our systems so they do not break and can support our business as we continue scaling at this pace.

3

We believe the U.S. drone industry is in the early stages of growth. The need for secure, domestic supply chains will continue to grow at an accelerating rate with the industry. Our focus remains on building the infrastructure necessary to support that ecosystem, and we are pursuing this with the expectation that we will not be demand-limited through 2027.

We appreciate the continued support and confidence of our employees, customers, and shareholders.

Sincerely,

Allan Evans
CEO
Unusual Machines

Conference Call and Webcast Details

Participants may dial (888)506-0062 or (973)528-0011 for international callers. Please use access code 826085. A live audio webcast will also be available by clicking here.

A replay will be available later today by visiting Unusual Machines website: https://www.unusualmachines.com

Second Quarter 2026 Financial Results

•	Revenues totaled approximately $16.7 million for the three months ended June 30, 2026, as compared to $2.1 million for the three months ended June 30, 2025, representing a 687% increase for the second quarter year over year.
•	Gross margin was approximately 34.7% for the three months ended June 30, 2026, as compared to 37.4% for the three months ended June 30, 2025. Our margins have experienced slight fluctuations quarter over quarter as we continue to onshore and ramp up manufacturing of drone components, as our revenue shifts primarily to enterprise instead of retail, and as we incur other near-term costs to ensure inventory levels meet current demand.
•	Our loss from operations was approximately $7.8 million for the three months ended June 30, 2026, as compared to an operating loss of $7.2 million for the three months ended June 30, 2025. Included in this was non-cash stock compensation expense of $5.6 million and $5.5 million for the three months ended June 30, 2026, and 2025, respectively. See Table 2 for our non-GAAP measure and additional details related to our loss from operations.
•	Interest income was approximately $1.8 million for the three months ended June 30, 2026, as compared to $0.2 million for the three months ended June 30, 2025. Interest income relates to interest earned from our cash balance.
•	Unrealized gain from short-term investments totaled $5.6 million for the six months ended June 30, 2026, and realized gains from short-term investments were $9.5 million, related to investment gains realized during the first half of the year. We did not have any unrealized or realized gains in the first six months of 2025.
•	Net loss attributable to common shareholders for the three months ended June 30, 2026, was approximately $7.8 million, or ($0.16) per share, as compared to a net loss of approximately $6.9 million for the three months ended June 30, 2025, or ($0.32) per share.
•	We had approximately $229.6 million in cash as of June 30, 2026, as compared to $103.3 million as of December 31, 2025. The increase in cash primarily relates to our common stock offering completed in March 2026, the at-the-market offering in May 2026, and the cash exercise of warrants in January 2026. See Table 1 for additional details.

For further information concerning our financial results, see the tables attached to this shareholder letter.

4

About Unusual Machines

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low-latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot ecommerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant Tier-1 parts supplier to the fast-growing, multi-billion-dollar U.S. drone industry. According to Fact.MR, the global drone accessories market is currently valued at $25.2 billion and is set to reach $156 billion by 2034. For more information, please visit unusualmachines.com.

Safe Harbor Statement

This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements include: our ability to meet customers’ demands; our future gross margins and our target of achieving 40% gross margins; our future break-even point and our goals with respect to operating cash flow; the expected closing of our acquisition of Upgrade Energy and its anticipated impact, including battery pack manufacturing capabilities; our future expansion of our operations, including planned camera manufacturing in late 2026 and increased motor production capacity in the fourth quarter of 2026; our expectations regarding Q3 and Q4 2026 revenue patterns and rapid scaling into 2027; our expectations regarding demand from the Drone Dominance program and other government programs; and our belief that we will not be demand-limited through 2027. The results expected by some or all of these forward-looking statements may not occur. Forward-looking statements are neither historical facts nor assurances of future performance, and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict, many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Factors that affect our ability to achieve these results include the risks that enough of our customers receive orders under the Drone Dominance program and in turn place component orders with us; the risks that our inventory buildup may become obsolete or that we cannot sell such inventory at reasonable margins; our ability to manage our growth including rapid scaling of our workforce and facilities; risks relating to manufacturing bugs, delays, or capacity constraints; risks related to new product and process introductions reducing gross margins; the availability of a satisfactory labor pool to meet our planned growth; potential supply chain issues; the impact from inflation and its continuing to affect the U.S. economy; risks related to the integration and closing of the Upgrade Energy acquisition; risks related to our dependence on government contracts and government spending priorities; risks related to our customer concentration; technical or other issues that may affect the Federal Aviation Administration’s rule making process, including possible litigation; and the Risk Factors contained in our Form 10-K for the year ended December 31, 2025, filed with the SEC and our Prospectus Supplement filed with the SEC on March 19, 2026. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Any forward-looking statement made by us herein speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by law.

Non-GAAP - Financial Measure

This shareholder letter includes financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered alternatives to net income (loss), operating income (loss), cash flow from operating activities, liquidity, or any other financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

5

Management uses and relies on adjusted net loss, a non-GAAP financial measure. We believe that management, analysts, and shareholders benefit from referring to this non-GAAP financial measure to evaluate and assess our core operating results from period to period after removing the impact of items that affect comparability. Management recognizes that this non-GAAP financial measure has inherent limitations because of the excluded items described below.

Table 2 includes a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP. We believe that providing this non-GAAP financial measure, together with the reconciliation to GAAP, helps investors compare the Company’s performance with that of other companies. When comparing to other companies, investors should be aware that companies may calculate non-GAAP measures differently, which may limit their usefulness for comparison.

Table 1

Cash balance at March 31, 2026	$222.9M

Q2 cash financings:
ATM facility, net	58.2M
Short-term investments	7.3M
Interest income	1.8M
Employee stock option exercises	0.2M

Q2 cash spend:
Normal operations	(1.1M	)
Working capital changes	(6.0M	)
Non-recurring cash expenses	(1.4M	)
Inventory purchases	(14.4M	)
Equipment purchases	(2.9M	)
Short-term investments	(35.0M	)

Cash Balance at June 30, 2026	$229.6M

6

Table 2 (Non-GAAP)

	Three Months Ended June 30		Six Months Ended June 30
Net income (loss)	$(7.8M	)	$2.5M

Non-cash income and expenses:
Unrealized change in short-term investments	3.9M		(5.6M	)
Stock compensation expense	5.7M		9.6M
Depreciation and amortization	0.1M		0.2M

Adjusted operating income for non-cash related activity	$1.9M		$6.7M

Non-operating and non-recurring expenses:
Realized gains from short-term investments	(2.3M	)	(9.6M	)
Interest income	(1.8M	)	(2.6M	)
Non-recurring expenses	1.8M		3.5M

Adjusted EBITDA	$(0.4M	)	$(2.0M	)

Table 3

Working Capital Detail
	Q2 2026		Q1 2026
Total current assets	$370.6M		$315.2M
Total current liabilities less operating lease liability	(3.1M	)	(1.7M	)

Net working capital	$367.5M		$313.5M

Total financings, net of fees	$58.2M		$138.8M

7

Unusual Machines, Inc.

Consolidated Condensed Balance Sheets

	June 30, 2026 (Unaudited)	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$229,598,776	$103,261,397
Short-term investments at fair value	39,273,449	39,214,909
Short-term investment at cost	47,500,000	–
Accounts receivable	9,333,235	1,564,739
Related party accounts receivable	1,278,160	214,684
Inventories	21,914,332	5,316,648
Prepaid inventory	20,543,732	9,748,483
Other current assets	1,134,261	190,622
Total current assets	370,575,945	159,511,482

Non-current assets:
Property and equipment, net	2,711,375	2,233,891
Operating lease right-of-use assets	3,090,057	2,607,256
Other assets	3,067,056	197,785
Goodwill	15,596,105	15,596,105
Intangible assets, net	2,452,610	2,561,895
Total non-current assets	26,917,203	23,196,932

Total assets	$397,493,148	$182,708,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$2,863,569	$1,506,793
Deferred revenue	286,056	638,125
Operating lease liability	735,521	456,429
Contingent consideration	3,000,000	2,847,000
Total current liabilities	6,885,146	5,448,347

Non-current liabilities
Deferred tax liability	146,772	146,772
Operating lease liability – less current portion	2,420,493	2,173,626
Total non-current liabilities	2,567,265	2,320,398
Total liabilities	9,452,411	7,768,745

Commitments and contingencies (See note 12)

Stockholders’ equity:
Common stock - $0.01 par value, 500,000,000 authorized and 49,956,505 and 37,759,911 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	499,568	377,596
Additional paid in capital	440,110,645	229,665,735
Accumulated deficit	(52,607,690)	(55,107,131)
Accumulated other comprehensive income	38,214	3,470
Total stockholders’ equity	388,040,737	174,939,670

Total liabilities and stockholders’ equity	$397,493,148	$182,708,414

8

Unusual Machines, Inc.

Consolidated Condensed Statements of Operations and Comprehensive Income (Loss)

For the Three and Six Months Ended June 30, 2026 and 2025

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025

Revenues	$16,722,467	$2,123,970	$24,818,304	$4,166,270

Cost of goods sold	10,920,334	1,329,291	16,362,063	2,874,784

Gross Margin	5,802,134	794,679	8,456,241	1,291,486

Operating Expenses
Operations	1,540,919	404,277	3,367,620	706,879
Research and development	430,759	62,731	644,101	70,633
Sales and marketing	790,012	302,358	1,370,051	509,975
General and administrative	10,799,261	7,195,193	18,027,462	10,421,097
Depreciation and amortization	75,324	20,593	140,137	41,186
Total operating expenses	13,636,276	7,985,152	23,549,371	11,749,770

Loss from operations	(7,834,143)	(7,190,473)	(15,093,130)	(10,458,284)

Other income and (expense)
Interest income	1,820,162	225,734	2,612,240	227,266
Unrealized gain (loss) from investments	(3,883,535)	–	5,608,541	–
Realized gain from investments	2,267,931	–	9,532,673	–
Change in contingent consideration for Rotor Lab	(153,000)	–	(153,000)	–
Loss from foreign currency transactions	(687)	–	(7,235)	–
Interest expense	(281)	–	(648)	–
Other income, net	50,590	225,734	17,592,571	227,266

Net income (loss)	$(7,783,553)	$(6,964,739)	$2,499,441	$(10,231,018)

STATEMENT OF COMPREHENSIVE INCOME (LOSS)

Net income (loss)	(7,783,553)	(6,964,739)	2,499,441	(10,231,018)

Foreign currency translation adjustment	15,314	–	34,744	–

Comprehensive income (loss)	$(7,768,239)	$(6,964,739)	$2,534,185	$(10,231,018)

Net income (loss) per share
Basic	$(0.16)	$(0.32)	$0.06	$(0.54)
Diluted	$(0.16)	$(0.32)	$0.06	$(0.54)

Weighted average common shares outstanding
Basic	48,611,102	21,771,954	44,125,630	18,853,428
Diluted	48,611,102	21,771,954	44,775,513	18,853,428

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Unusual Machines, Inc.

Consolidated Condensed Statements of Changes in Stockholders’ Equity

For the Three and Six Months Ended June 30, 2026 and 2025

(Unaudited)

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Value	Capital	Deficit	Income	Equity
Balance, December 31, 2024	15,122,018	$151,221	$50,580,235	$(35,913,514)	$–	$14,817,942

Issuance of common shares, equity incentive plan	483,546	4,835	(4,835)	–	–	–
Cash exercise of warrants	1,224,606	12,246	2,424,720	–	–	2,436,966
Stock compensation expense - vested stock	–	–	1,883,433	–	–	1,883,433
Stock compensation expense	–	–	22,940	–	–	22,940
Net loss	–	–	–	(3,266,279)	–	(3,266,279)
					–
Balance, March 31, 2025	16,830,170	$168,302	$54,906,493	$(39,179,793)	$–	$15,895,002

Issuance of common shares, employees, officers, and directors	208,336	2,082	(2,082)	–	–	–
Issuance of common shares, option exercises	94,650	947	366,923	–	–	367,870
Issuance of common shares, consulting services	4,630	46	(46)	–	–	–
Issuance of common shares, advisory board	150,000	1,500	(1,500)	–	–	–
Issuance of common shares, public offering	8,000,000	80,000	36,416,000	–	–	36,496,000
Stock compensation expense - options	–	–	576,831	–	–	576,831
Stock compensation expense - vested stock	–	–	4,936,497	–	–	4,936,497
Net loss	–	–	–	(6,964,739)	–	(6,964,739)

Balance, June 30, 2025	25,287,786	$252,877	$97,199,116	$(46,144,532)	$–	$51,307,461

Balance, December 31, 2025	37,759,911	$377,596	$229,665,734	$(55,107,131)	$3,470	$174,939,670

Issuance of common shares, employees, officers, and directors	745,883	7,460	(7,460)	–	–	–
Issuance of common shares, option exercises	74,600	747	259,587	–	–	260,334
Issuance of common shares, consulting services	40,000	400	(400)	–	–	–
Issuance of common shares, confidentially marketed public offering, net of offering costs	8,823,529	88,235	138,711,758	–	–	138,799,993
Issuance of common shares, warrant exercise	350,000	3,500	3,391,500	–	–	3,395,000
Stock compensation expense - options	–	–	291,412	–	–	291,412
Stock compensation expense - vested stock	–	–	3,648,567	–	–	3,648,567
Net income	–	–	–	10,282,994	–	10,282,994
Foreign Currency Translation	–	–	–	–	19,431	19,431

Balance, March 31, 2026	47,793,923	$477,938	$375,960,697	$(44,824,137)	$22,901	$331,637,400

Issuance of common shares, employees, officers, and directors	8,352	83	(83)	–	–	–
Issuance of common shares, option exercises	46,230	467	326,784	–	–	327,251
Issuance of common shares, advisory board	108,000	1,080	(1,080)	–	–	–
Issuance of common shares, at-the-market offering, net of issuance costs	2,000,000	20,000	58,178,764	–	–	58,198,764
Stock compensation expense - options	–	–	2,178,041	–	–	2,178,041
Stock compensation expense - vested stock	–	–	3,467,522	–	–	3,467,522
Net loss	–	–	–	(7,783,554)	–	(7,783,553)
Foreign Currency Translation	–	–	–	–	15,314	15,314

Balance, June 30, 2026	49,956,505	$499,568	$440,110,645	$(52,607,690)	$38,214	$388,040,737

10

Unusual Machines, Inc.

Consolidated Condensed Statements of Cash Flows

For the Six Months Ended June 30, 2026 and 2025

(Unaudited)

	Six Months Ended June 30,
	2026	2025

Cash flows from operating activities:
Net income (loss)	$2,499,441	$(10,231,018)
Depreciation and amortization	140,137	41,186
Stock-based compensation expense	9,585,542	7,419,701
Unrealized gain on short-term investments	(5,608,541)	–
Realized gain on short-term investments	(9,532,673)	–
Bad debt	–	12,146
Amortization on right of use asset	(490,971)	–
Change in assets and liabilities:
Accounts receivable	(8,831,972)	(118,959)
Inventories	(16,597,684)	(273,614)
Prepaid inventory	(10,795,249)	(409,864)
Other assets	(943,639)	(151,547)
Accounts payable and accrued expenses	1,356,776	(60,038)
Operating lease liabilities	525,959	(32,660)
Contingent consideration	153,000	–
Deferred revenue	(352,069)	(57,682)
Net cash used in operating activities	(38,891,945)	(3,862,349)

Cash flows from investing activities
Investments in short-term securities	(52,500,000)	–
Proceeds from sale of short-term investments	20,082,674	–
Purchase of property and equipment	(508,336)	(262,751)
Deposits for property and equipment	(2,861,101)	–
Net cash used in investing activities	(35,786,762)	(262,751)

Cash flows from financing activities:
Gross proceeds from issuance of common shares, public offering	149,999,993	40,000,000
Gross proceeds from issuance of common shares, at the market	60,000,000	–
Proceeds from option exercises	587,584	367,870
Proceeds from issuance of common shares, warrant exercises	3,395,000	2,436,966
Common share issuance offering costs	(13,001,236)	(3,504,000)
Net cash provided by financing activities	200,981,341	39,300,836

Net increase in cash	126,302,635	35,175,736
Effect of exchange rates changes on cash	34,744	–
Cash, beginning of period	103,261,397	3,757,323

Cash, end of period	$229,598,776	$38,933,059

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